UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 31, 2010

WATERSIDE CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	811-08387	54-1694665
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3092 Brickhouse Court, Virginia Beach, Virginia	23452
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (757) 626-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04.	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

As Waterside Capital Corporation (the “Company”) disclosed in its Annual Report for Fiscal 2009, filed October 21, 2009, as of June 30, 2009 the Company exceeded the maximum allowable capital impairment percentage for its outstanding debentures (the “Debentures”) guaranteed by the Small Business Administration (“SBA”). As a result, the Company was in default under the Debentures and entered into discussions with the SBA regarding the Company’s plan to cure its capital impairment, which the SBA accepted. The Company was not able to cure its default under the Debentures within the timeframe accepted by the SBA. Consequently, the SBA informed the Company on March 31, 2010 that it is accelerating the amount due on the Debentures and demanding payment of such amount by April 14, 2010. As of March 31, 2010, the Company owed $16.1 million in principal plus accrued interest and fees on the Debentures.

The Company does not have liquid capital resources sufficient to pay off the outstanding principal and accrued interest and fees on the Debentures, and does not expect to be able to access capital sufficient to pay off the Debentures by April 14, 2010. The Company is in discussions with the SBA regarding the procedures to be undertaken in the event that the Company is not able to meet the SBA’s demand for payment.

The Company intends to work with the SBA to develop a liquidation plan for the Debentures under the management of the Company, although the Company cannot offer assurance that it will be able to work out such a plan. If such a plan cannot be worked out, it is likely the SBA would appoint a receiver to manage the Company’s assets. Whether it is able to remain a manager of the Company’s assets or not, it is uncertain whether the liquidation plan, receivership, or other resolution would result in value for the Company’s shareholders after any repayment of the Debentures.

These events make it probable that the Company will not be able to continue as a going concern.

A copy of the Company’s press release regarding the acceleration of the Debentures is attached hereto as Exhibit 99.1 and hereby incorporated into this Item 2.04.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

99.1	Press Release dated April 6, 2010

SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Waterside Capital Corporation

By:	/s/ Franklin P. Earley
President and Chief Executive Officer

Dated: April 6, 2010

EXHIBIT INDEX

Number	Description of Exhibit
99.1	Press Release dated April 6, 2010

4